Exhibits 5.1 and 8.1
                                                        --------------------

                                             September 26, 2003

Standard & Poor's,                                   UBS Securities LLC
 a division of The McGraw-Hill Companies, Inc.       1285 Avenue of the Americas
55 Water Street                                      New York, New York 10019
New York, New York 10041-0003

Fitch, Inc.                                          Morgan Stanley & Co. Incorporated
One State Street Plaza                               1585 Broadway
New York, New York 10004                             New York, New York 10019

                                                     Deutsche Bank National Trust Company
                                                     1761 East St. Andrew Place
                                                     Santa Ana, California 92705-4934
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                Re: IndyMac MBS, Inc.
                    Residential Asset Securitization Trust, Series 2003-A12
                    Mortgage-Pass Through Certificates, Series 2003-L
                    ---------------------------------------------------------


Ladies and Gentlemen:

         We have acted as special counsel for IndyMac MBS, Inc, a Delaware corporation (the "Depositor"), in connection with the issuance of the Mortgage
Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of September 1, 2003
(the "Pooling and Servicing Agreement"), among the Depositor, IndyMac Bank,
F.S.B., a federal savings bank ("IndyMac Bank"), as seller (the "Seller"), IndyMac Bank, as master servicer (the "Master Servicer"), and Deutsche Bank
National Trust Company, as trustee (the "Trustee").

         The Certificates will represent the entire beneficial ownership interest in Mortgage Pass-Through Certificates, Series 2003-L Trust Fund (the
"Trust"). The Trust is being formed and the Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of September 1, 2003
(the "Pooling and Servicing Agreement"), among the Depositor, as depositor, IndyMac Bank, as seller and master servicer, and the Trustee. A "Closing Date
Mortgage Loan" means a conventional fixed-rate mortgage loan secured by a first lien on a one-to four-family residential property sold on the Closing
Date pursuant to the Pooling and Servicing Agreement. Capitalized terms not otherwise defined in this opinion letter are used as defined in the Pooling and Servicing Agreement.

         In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:



         (i)      Signed copy of the Registration Statement on Form S-3
                  (File No. 333-102888) filed by the Depositor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on January 31, 2003, together with each amendment thereto (such registration statement, as amended, and declared effective by the Commission on February 13, 2003) (such registration statement is referred to herein as the "Registration Statement");

         (ii) The Prospectus dated June 13, 2003 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated September 25, 2003 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus");

         (iii)    Signed copy of the Pooling and Servicing Agreement;

         (iv) The underwriting agreement dated September 25, 2003 between the Depositor and UBS Securities LLC and Morgan Stanley & Co. Incorporated (the "Underwriting Agreement"); and

         (v) Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Pooling and Servicing Agreement and the Underwriting Agreement, the "Documents").

         In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Pooling and Servicing Agreement will comply with the terms thereof, including all tax reporting requirements contained therein and that all representations made in the Pooling and Servicing Agreement by any party thereto are true.

         Our opinions are also based on the assumption that the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

         Based upon the foregoing, we are of the opinion that: (i) each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code, (ii) the Regular Interest Certificates represent ownership of regular interests in the Master REMIC, and (iii) the Class A-R Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement.

         These opinions are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the

Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transaction on Indymac Bank, any member of its federal consolidated group or any wholly owned affiliates.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so. This opinion letter is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                            Very truly yours,



                                            /s/ Sidley Austin Brown & Wood LLP
                                            -----------------------------------
                                            Sidley Austin Brown & Wood LLP